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STATE STREET CORPORATION

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PATRICK A. JORSTAD

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Editorial Contact: FOR IMMEDIATE RELEASE	Patrick Jorstad 6300 Stevenson Avenue, #413 Alexandria, VA 22304 703-370-5837 [link to external URL redacted by author] editor@shareholdersonline.org

State Street Directors' Filings Reveal Their Priorities, Shareholder Says:
Cites Corporate Filings Since Annual Meeting in April;
CEO's Plan to Sell Shares of Particular Concern

ALEXANDRIA, VIRGINIA, September 7, 2006 --- Patrick Jorstad, the State Street shareholder seeking to hold a Special Meeting of State Street's shareholders in October, expressed concerns today about the pattern revealed by the Directors' filings since the Annual Meeting in April. Those filings are available to other shareholders, for free, on the SEC's EDGAR website.

"Independent" Directors Paid Themselves and Gave Themselves a Raise on
the Same Day They Stood By and Watched One Owner Arrested, Another Ejected, Says Jorstad

As revealed in the Form 4's filed by the 12 "independent" Directors, each received his or her annual retainer and/or deferred stock compensation award on the Annual Meeting date:

Dr. Tenley E. Albright
Kennett F. Burnes
Nader F. Darehshori
Arthur L. Goldstein
David P. Gruber
Dr. Linda A. Hill
Charles R. Lamantia
Richard P. Sergel
Ronald L. Skates
Gregory L. Summe
Dr. Diana Chapman Walsh
Robert E. Weissman

And, as revealed in the Form 8-K filed two days after the 2006 Annual Meeting, the Directors even voted themselves a pay raise during their annual board meeting. That board meeting was held immediately following the Annual Stockholders Meeting on April 19th, at which the "independent" Directors sat by and watched as one shareholder was arrested, and another shareholder was ejected on the Chairman's explicit command.

For the 2006-2007 period, the Directors have awarded themselves a 30% increase on their base annual retainer - jumping from $50,000 for the 2005-2006 period (as shown on this Form 8-K filed in March 2005) to $65,000 for the 2006-2007 period. Raises were also doled out for the Lead Director, Committee Chairs, and Audit Committee members. Finally, the Directors updated and amended their Deferred Compensation Plan.

Meanwhile, one of the Corporation's shareholders was awaiting arraignment on criminal trespass charges, and was being held with suspects charged with violent crimes. "While they had their catered lunch in the boardroom and gave their assent to these measures, a shareholder who had the temerity to question their independence was awaiting arraignment," says Jorstad.

That same Form 8-K reveals that the Directors wasted no time in implementing the Senior Executive Annual Incentive Plan (or "SEAIP"). Under the terms of the SEAIP, the four-member Executive Compensation Committee (or "ECC") will have broad latitute in making awards to senior executives, including the CEO, Ronald E. Logue. When asked to approve the material terms of the SEAIP, State Street's shareholders were kept in the dark about the business relationships between Nader F. Darehshori and George A. Logue, Jorstad maintains. When questioned about this undisclosed relationship at the 2006 Annual Meeting, Ronald Logue responded angrily. Mr. Darehshori sits on the four-member ECC, yet Ronald Logue maintained at the Annual Meeting that "there is no conflict".

"Whether this lack of disclosure constitutes a material omission or not is a determination best left to a fact-finder," says Jorstad. "As far as I am concerned, however, it was material, and should have been disclosed to the Corporation's shareholders in the Board's proxy materials. I'm sure all State Street employees would like to have their brother's business partner weighing in on their job promotions and compensation packages, like Mr. Logue."

Pointing to the recent controversy surrounding the alleged conduct of Hewlett-Packard's Chairman, Jorstad says: "In my view, spying on corporate directors pales in comparison to arresting and ejecting owners. In the corporate governance scheme, owners outrank directors, and directors are supposed to oversee the hired help in executive management. Too often, it seems, the CEO dominates the directors, who seem to forget whose interests they're supposed to protect."

"Independent" Directors Omitted Vote Tally from May 10-Q,
Delayed Publishing Tally until August Filing, Says Jorstad

Unlike most prior years, in which the annual meeting vote tallies have been included in the 10-Q filed in May, Jorstad notes that the Directors waited until the August filing to reveal the numbers. "The lopsided vote on the poison pill proposal - and the Directors' continued failure to implement the shareholders' clearly-expressed will - speaks for itself," Jorstad says. "They gained nothing by delaying the publication of those numbers."

Jorstad also points out an anomaly in the vote tally, which was finally published in the August 10-Q filing: "The final two items of business that were supposed to be considered were my two floor proposals. One dealt with mandatory director retirement. The other dealt with director conflicts of interest. I own more shares than were voted in favor of my two proposals. Because Mr. Logue and the independent Directors disenfranchised me, I didn't even get the chance to vote all of my shares. As I was led out of the meeting on Mr. Logue's explicit orders, I still had the unvoted proxy for my remaining shares."

Jorstad continues: "The highly-esteemed Vice Chancellor of the Delaware Chancery Court, The Honorable William T. Allen, has ruled that 'something said' at a stockholders' meeting 'may matter,' and that oppressive conduct by those wielding control can serve to disenfranchise the other shareholders, by depriving them of information necessary to cast an informed vote."

"In my view, publishing the vote tally should have been a higher priority for the Directors than awarding themselves a pay raise and enhancing their deferred compensation plan."

"Independent" Directors' Description of Pending Legal Proceedings
Should Be Enhanced, Says Jorstad

Pointing to both the May and August 10-Q filings, Jorstad says: "I think that the 'independent' Directors could do a much better job of keeping the Corporation's owners informed about key cases under the Legal Proceedings heading."

For example, Jorstad points to the still-pending class action ERISA lawsuit that Polaroid employees have brought, naming State Street Bank & Trust as a co-defendant. "That case involves interlocked Directors sitting on both State Street's and Polaroid's boards, and Ropes & Gray represented the former Polaroid CEO until this May, when Ropes was replaced by WilmerHale."

Jorstad also cites the Seventh Circuit Court of Appeals' decision in Summers et al. v. State Street Bank & Trust and UAL ESOP Committee et al. (05-4005 and 05-4317). That decision was handed down on June 28, 2006, and is available in many public repositories. The Plaintiffs/Appellants in that case are participants and beneficiaries of United Airlines' Employee Stock Ownership Plan, or ESOP.

National media attention has been focused on both the Polaroid and UAL ESOP litigation. If the UAL Plaintiffs decide to pursue a further appeal to the U.S. Supreme Court, further media coverage is likely, says Jorstad. "The very real possibility exists," says Jorstad, "that State Street's triumph before the Seventh Circuit will by a Pyrrhic Victory. Only so many of these high-profile ESOP cases can turn on the 'We're the directed trustee, and were only following orders defense,' before Congress steps in and rewrites the rules, in my opinion. State Street's shareholders should be monitoring the progress of these ESOP-themed cases, and I think it is long past time for us to have an intra-corporate discussion about the meaning of the root of the word 'trustee' at State Street Bank & Trust."

"As it stands now, State Street shareholders have to chase down information about these cases. I don't think that is a loyal report from our fiduciaries on the Board of Directors. The Legal Proceedings section of the quarterly 10-Q filings could and should be so much more informative, in my view."

"Independent" Directors Take Advantage of Director-Friendly Provisions of New Statute,
But Ignore Shareholder-Friendly Provisions, Says Jorstad

In July of this year, the "independent" Directors filed a Form S-8. In that form, the Directors have gone into great detail about how the new Massachusetts Business Corporation Act (the "MBCA") provides for insuring and indemnifying corporate directors.

While reciting several provisions of the MBCA that empower them to act to protect themselves, the "independent" Directors have ignored other provisions of the MBCA that are designed to empower the shareholders.

For example, the Directors have not announced any plans to enact provisions that would allow shareholders to participate in stockholders' meetings remotely. Nor have they announced any plans to participate in a program that recognizes and treats beneficial owners (e.g., owners holding shares through their bank or brokerage) as registered owners, Jorstad says.

"Apparently, they're aware that the MBCA exists. They can locate, read, and act on the provisions that protect their interests. But I guess they're still 'deliberating' on the provisions that would empower the shareholders, like allowing remote meeting participation, recognizing beneficial owners as the true shareholders, and restoring shareholders' full powers to remove Directors," says Jorstad.

As for direct registration of beneficial owners, Jorstad says he is particularly puzzled that the Directors have not acted here. "DTCC offers its Direct Registration System, or DRS, and the Securities Industry Association has vigorously endorsed it. A State Street Executive Vice President, Alan D. Greene, sits on the DTCC Board of Directors. To the extent that State Street derives revenue from its share of DTCC's profits, we should be doing everything possible to encourage other corporations to enroll in DTCC's DRS service. If a constituent company of DTCC won't enroll in the DRS service, what message does that send to other would-be subscribers?"

As for the Directors' decision to take full advantage of the MBCA's insurance and indemnification provisions, Jorstad says, "As the S-8 filing itself makes clear, a court of competent jurisdiction can determine that the Directors did not act in good faith, and make appropriate determinations about whether the Directors should be entitled to indemnification or not."

Pointing to the Ropes & Gray legal opinion that accompanies the S-8 filing, Jorstad says: "The indemnification and insurance language included in the Form S-8 encompasses one of Ropes & Gray's own, Truman Snell Casner (who sat on the Board until his retirement this year). I'm sure this had nothing to do with Ropes & Gray's opinion on the matter, but it might be worthwhile to have an independent second legal opinion on the matter, just to be absolutely certain."

"Independent" Directors Comply with Letter of NYSE Rebuke,
But Still Haven't Responded to an Actual Complaint, Says Jorstad

Jorstad notes that on July 28th, the Directors revealed in a Form 8-K that the NYSE found fault with their proxy disclosures regarding how State Street shareholders may address concerns to the Lead Director, Mr. Robert E. Weissman.

Jorstad also notes that neither Mr. Weissman, nor any other "independent" Director, has responded to the letters he has addressed to them in August. Mr. Jorstad submitted these letters to the Secretary and Clerk of the Corporation, requesting that they be promptly forwarded to the non-management Directors. Among the letters Mr. Jorstad sent was a password-protected, confidential communication intended solely for the non-management Directors. Mr. Jorstad informed the Secretary and Clerk of the Corporation that he would provide the password to the non-management Directors, upon their request. To date, no Director has sought the password to review the contents of the confidential communication.

"Whether this means that management is keeping the Directors in the dark, or the Directors themselves have elected to ignore the communication's existence, is unclear at this point in time," says Jorstad.

"Either way, I think the spirit of the NYSE listing standard referenced in that Form 8-K would dictate that the non-management Directors at least review the contents of what they received, and demonstrate a little of that 'independence' from management that we keep hearing so much about at stockholders' meetings. After all, the Directors did vote in April to give the Lead Director a raise, out of the shareholders' coffers."

"Sitting on the State Street Board is not a Boston Brahmin birthright," says Jorstad, "nor is it a social club. The non-management Directors owe very real fiduciary duties to the Corporation's shareholders, and that includes reviewing materials they receive from shareholders, in my view. If getting some new Directors on the Board from outside Boston is what it's going to take, then I think the shareholders ought to be able to have a full and candid intra-corporate discussion about it."

CEO's Plan to Sell Shares While in
Possession of Material, Non-Public Information of Special Concern, Says Jorstad

In its latest quarterly filing, the Board of Directors reveals that Mr. Logue has established a plan to sell shares while in possession of material, non-public information.

"For all we owners know, this signals that Mr. Logue is poised to sell the company, perched to pull the ripcord of his platinum parachute."

"That was the last straw," says Jorstad. "Mr. Logue kept the other shareholders and me in the dark about material issues at the annual meeting, and now he wants to sell while hoarding that material, non-public information? Not on my watch."

"They filed that Form 10-Q on August 4th. I sent my written demand to call the Special Meeting on August 9th. And if the non-management Directors think that running out the clock is an advisable response, I think their business judgment is even more compromised than I had earlier feared."

"Deliberation is one thing. Dallying and delay is quite another. When it comes to implementing director-friendly and senior executive-friendly provisions, the non-management Directors have demonstrated a surprisingly nimble rubber stamping wrist action. But when it comes to enacting shareholder-friendly provisions, the arthritis seems to set in, in my view."

Jorstad cites the Corporation's By-laws, and concludes: "Article I of the Bylaws reads Stockholders. Article II reads Directors. Article III reads Officers. While the CEO is the Chief Executive Officer, he ranks below the Directors, who rank below the Owners. I think it's high time that shareholder-friendly changes start showing up in the Corporation's governing documents, before any more director-friendly or executive-friendly changes. The owners are listed first in the By-laws not by accident, but by design. Our interests come before the Directors' and officers' interests, in theory - if not in practice."

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Important Information: Patrick A. Jorstad plans to file a proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies from the stockholders of State Street Corporation in connection with a Proposed Special Meeting of Stockholders, if that Special Meeting is called as proposed. State Street's annual meeting ordinarily takes place the third Wednesday of April each year. SECURITY HOLDERS ARE ADVISED TO READ THAT PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement, along with any other relevant documents that are filed, will be available for free at the SEC's website, www.sec.gov. Mr. Jorstad is the beneficial owner of approximately 331 shares of State Street's common stock, as of August 25, 2006.